Exhibit 5.1

[Letterhead of The St. Joe Company]

February 26, 2008

Board of Directors of
The St. Joe Company
245 Riverside Avenue
Suite 500
Jacksonville, FL 32202

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 17,145,000 shares (the “Securities”) of Common Stock, no par value, of The St. Joe Company, a Florida corporation (the “Company”), I, as General Counsel and Corporate Secretary of the Company, have examined such corporate records, certificates and other documents, including the resolutions of the Company’s Board of Directors authorizing the issuance of the Securities, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, when the Securities have been duly issued and sold as contemplated by the registration statement of the Company on Form S-3 (File No. 333-149371) (the “Registration Statement”), the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Business Corporation Act of the State of Florida, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I am General Counsel and Corporate Secretary of the Company and am an “authorized house counsel,” as defined by Rule 17-1.3 of the Rules Regulating the Florida Bar, of the Company and am not a member of The Florida Bar licensed to practice in the State of Florida

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus supplement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Christine M. Marx

Christine M. Marx